Energy & Engine Technology Corporation Announces Continued Significant Sales Growth in Early 2005
March 22, 2005 12:22:00 PM ET

PLANO, Texas, March 22 /PRNewswire-FirstCall/ -- EENT (OTC Bulletin Board: EENT) announced today that since the Miami Boat Show (in the last 30 days) and through the end of this week, it has approximately $100,000 in sales from its BMZ Generators Technology, Inc. subsidiary, which yields $1,200,000 in annualized revenue from this subsidiary alone. EENT's management believes that, assuming a vibrant economy and given necessary adjustments for cyclical downturns, revenues at this level are sustainable.

EENT's CEO, Will McAndrew, said "We are encouraged by our continued sales and production growth since moving into our new 10,000 square foot facility in Pompano Beach, FL. We look forward to sustaining increased activity in both the AXP 1000 and marine and other non truck generator facets of the business in the ensuing months."

About EENT

EENT (http://www.eent.net ), headquartered in Plano, Texas, develops and markets power generation products for the long haul trucking industry and for marine, military and stand alone applications through its BMZ Generators Technology subsidiary.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this communication (as well as information included in oral statements or other written statements made or to be made by Energy & Engine Technology Corporation) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the high technology and energy industries, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Energy & Engine Technology Corporation. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financial activities, domestic and global economic conditions, changes in federal or state tax laws, and market competition factors.

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